Exhibit 10.03

NOTICE OF INDUCEMENT STOCK OPTION GRANT
SHUTTERFLY, INC.

“Notice of Grant”

GRANT NUMBER: 00004045

You have been granted an Option to purchase shares of Common Stock of the Company subject to the terms and conditions of this Notice of Stock Option Grant (the “Notice of Grant”), the attached Stock Option Agreement (the “Option Agreement”) and your Offer Letter (as defined below), as follows.
Name:    Christopher North
Address:
Date of Grant:    May 31, 2016
Vesting Commencement Date:    May 31, 2016
Exercise Price per Share:
Total Number of Shares:    850,000
Type of Option:    Non-Qualified Stock Option

Expiration Date:	May 31, 2023; This Option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

Vesting Schedule:
This Option becomes exercisable with respect to the first 25% of the Shares subject to this Option when you complete 12 months of continued employment as the Chief Executive Officer of the Company from the Vesting Commencement Date; thereafter, this Option becomes exercisable with respect to an additional 1/48th of the Shares subject to this Option when you complete each month of continued employment as the Chief Executive Officer of the Company, except for such accelerated vesting as set forth in the Offer Letter.

You understand that your employment with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice, the Option Agreement, or you offer letter of employment from the Company, dated on or around March 15, 2016 (the “Offer Letter”) changes the at-will nature of that relationship. By accepting this Option, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Notice of Grant, the Option Agreement and the Offer Letter. By accepting this Option, you consent to electronic delivery as set forth in the Option Agreement.
PARTICIPANT:    SHUTTERFLY, INC.
Signature:        By:
Print Name: Christopher North        Name:
Its:

Exhibit 10.03

SHUTTERFLY, INC.
INDUCEMENT AWARD AGREEMENT (STOCK OPTION)
(U.S. FORM)
You have been granted an Option by Shutterfly, Inc. (the “Company”) to purchase Shares (the “Option”), subject to the terms, restrictions and conditions of your offer letter of employment from the Company, dated on or around March 15, 2016 (the “Offer Letter”), the Notice of Stock Option Grant (the “Notice of Grant”) and this Stock Option Agreement (the “Option Agreement”).
1.Grant of Option. You have been granted an Option for the number of shares of the Company’s Common Stock and the common stock of any successor security (“Shares”) set forth in the Notice of Grant at the exercise price per Share set forth in the Notice of Grant (the “exercise price”). This Option is intended to be treated as a Nonqualified Stock Option (“NSO”).
2.    Termination Period.
(a)    General Rule. Subject to Section 2(b) below, if your Service terminates for any reason except death or Disability, and other than for Cause, then this Option will expire at the close of business at Company headquarters on the date three months after your termination of Service (subject to the expiration detailed in Section 6). “Service” shall mean you are employed as the Company’s Chief Executive Officer for the Company. Service ceases upon Termination. If your Service is terminated for Cause, this Option will expire upon the date of such termination. The Committee (as defined below) determines when your Service terminates for all purposes under this Option Agreement. You acknowledge and agree that the Vesting Schedule may change prospectively in the event that your service status changes between full and part-time status in accordance with Company policies relating to work schedules and vesting of awards. You acknowledge that the vesting of the Shares pursuant to this Notice is earned only by continuing Service, except as set forth in the Offer Letter.
(b)    Death; Disability; Termination without Cause; Constructive Termination. If you die before your Service terminates (or you die within three months of your termination of Service other than for Cause), then this Option will expire at the close of business at Company headquarters on the date 12 months after the date of death (subject to the expiration detailed in Section 6). If your Service terminates because of your Disability, then this Option will expire at the close of business at Company headquarters on the date 12 months after your termination date (subject to the expiration detailed in Section 6). If your Service terminates due to a termination without Cause (as defined in the Offer Letter) or a Constructive Termination (as defined in the Offer Letter) and you satisfy the conditions of Section 7 of the Offer Letter, then this Option will expire at the close of business at Company headquarters on the date 12 months after the date of such termination (subject to the expiration detailed in Section 6).
(c)    No Notice. You are responsible for keeping track of these exercise periods following your termination of Service for any reason. The Company will not provide further notice of such periods. In no event shall this Option be exercised later than the Expiration Date set forth in the Notice of Grant.
3.    Exercise of Option.
(a)    Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice of Grant, this Option Agreement and the Offer Letter. In the event of your death, Disability, or other cessation of Service, the exercisability of the Option is governed by the applicable provisions of the Notice of Grant, this Option Agreement and the Offer Letter. This Option may not be exercised for a fraction of a Share.
(b)    Method of Exercise. This Option is exercisable by delivery of an exercise notice in a form specified by the Company (the “Exercise Notice”), which shall state the election to exercise the

Exhibit 10.03

Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice shall be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice shall be accompanied by payment of the aggregate exercise price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of a fully executed Exercise Notice accompanied by the aggregate exercise price and any applicable tax withholding due upon exercise of the Option.
(c)    Exercise by Another. If another person wants to exercise this Option after it has been transferred to him or her in compliance with this Option Agreement, that person must prove to the Company’s satisfaction that he or she is entitled to exercise this Option. That person must also complete the proper Exercise Notice form (as described above) and pay the exercise price (as described below) and any applicable tax withholding due upon exercise of the Option (as described below).
4.    Method of Payment. Payment of the aggregate exercise price shall be by any of the following, or a combination thereof, at your election:
(a)    your personal check, wire transfer, or a cashier’s check;
(b)    certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company; the value of the shares, determined as of the effective date of the Option exercise, will be applied to the Option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the Option shares issued to you. However, you may not surrender, or attest to the ownership of, shares of Company stock in payment of the exercise price of your Option if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes;
(c)    cashless exercise through irrevocable directions to a securities broker approved by the Company to sell all or part of the Shares covered by this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you. The directions must be given by signing a special notice of exercise form provided by the Company; or
(d)    other method authorized by the Company.
5.    Non-Transferability of Option. In general, except as provided below, only you may exercise this Option prior to your death. You may not transfer or assign this Option, except as provided below. For instance, you may not sell the right to this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or in a beneficiary designation. However, if this Option is designated as a NSO in the Notice of Grant, then the Committee may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members. For purposes of this Option Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in- law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest. In addition, if this Option is designated as a NSO in the Notice of Grant, then the Committee may, in its sole discretion, allow you to transfer this Option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights. The Committee will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Option Agreement. This Option may not be transferred in any manner other than by will or by the laws of

Exhibit 10.03

descent or distribution or court order and may be exercised during the lifetime of you only by you, your guardian, or legal representative, as permitted by this Option Agreement. The terms of this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of you.
6.    Term of Option. This Option shall in any event expire on the expiration date set forth in the Notice of Grant, which date is 7 years after the grant date.
7.    Tax Consequences. You should consult a tax adviser for tax consequences relating to this Option in the jurisdiction in which you are subject to tax. YOU SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES. You will not be allowed to exercise this Option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the Option exercise
8.    Withholding Taxes and Stock Withholding. Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to exercise of the Option, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when you exercise this Option, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (c) your payment of a cash amount, or (d) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if you are a Section 16 officer of the Company under the United States Securities Exchange Act of 1934, as amended Exchange Act (the “Exchange Act”), then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(d) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event. The Fair Market Value (as defined below) of these Shares, determined as of the effective date of the Option exercise, will be applied as a credit against the withholding taxes. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your Options or your purchase of Shares that cannot be satisfied by the means previously described. Finally, you acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.

For purposes of this Option Agreement, “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)    if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on

Exhibit 10.03

which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b)    if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(c)     if none of the foregoing is applicable, by the Board or the Committee in good faith.

9.    Acknowledgement. The Company and you agree that the Option is granted under and governed by the Notice of Grant, this Option Agreement, and the Offer Letter (incorporated by reference). You: (i) acknowledge receipt of a copy of the Offer Letter and these grant documents, (ii) represent that you have carefully read and are familiar with their provisions, and (iii) hereby accept the Option subject to all of the terms and conditions set forth herein and those set forth in the Notice of Grant and the Offer Letter. Notwithstanding anything to contrary herein, any determination of the basis for Termination, however, shall be made in accordance with the definitions and procedures of the Offer Letter.
10.    Consent to Electronic Delivery of All Option Documents and Disclosures. By your acceptance of this Option, you consent to the electronic delivery of the Notice of Grant, this Option Agreement, account statements, prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Option. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Option, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at stock@shutterfly.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at stock@shutterfly.com. Finally, you understand that you are not required to consent to electronic delivery.
11.    Compliance with Laws and Regulations. The exercise of this Option will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer. The Shares issued pursuant to this Option Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
12.    Governing Law; Severability. If one or more provisions of this Option Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Option Agreement, (ii) the balance of this Option Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Option Agreement shall be enforceable in accordance with its terms. This Option Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Notice and this Option Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction

Exhibit 10.03

of the State of California and agree that any such litigation shall be conducted only in the courts of California in San Francisco County or the federal courts of the United States for the Northern District of California and no other courts.
13.    No Rights as Employee, Director or Consultant. Nothing in this Option Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent, Subsidiary or Affiliate of the Company, to terminate your Service, for any reason, with or without Cause.
14.    Adjustment. In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Shares covered by this Option and the exercise price per Share shall be proportionately adjusted, in the same manner and at the same time as similar adjustments are made under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.
15.    Corporate Transactions. Except as otherwise set forth in this Option Agreement or the Offer Letter, in the event of a Corporate Transaction (as defined in the 2015 Plan), this Option shall be treated in accordance with Section 21.1 of the 2015 Plan.
16.    Award Subject to Company Clawback or Recoupment. To the extent permitted by applicable law, the Option shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board as required by law during the term of your employment or other Service that is applicable to executive officers (to the extent required by applicable law). In addition to any other remedies available under such policy, applicable law may require the cancellation of your Option (whether vested or unvested) and the recoupment of any gains realized with respect to your Option.
17.    Entire Agreement; Enforcement of Rights. This Option Agreement, the Notice and the Offer Letter constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning this Option are superseded. No modification of or amendment to this Option Agreement, nor any waiver of any rights under this Option Agreement, shall be effective unless in writing and signed by the parties to this Option Agreement. The failure by either party to enforce any rights under this Option Agreement shall not be construed as a waiver of any rights of such party.
18.    Administration. This Option Agreement will be administered by the either the majority of the independent members of the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”, and either referred to herein as the “Committee”). The Committee will have full power to implement and carry out this Option Agreement.

BY ACCEPTING THIS OPTION, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE OFFER LETTER.